EXHIBIT 5(a) and 23(a)

June 11, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Hastings Manufacturing Company Registration Statement on Form S-8, Post-effective Amendment No. 1 Hastings Manufacturing Company. Stock Option and Restricted Stock Plan of 1997, as amended

Dear Sir or Madam:

                    We represent Hastings Manufacturing Company, a Michigan corporation (the "Company"), with respect to the above-captioned Post-effective Amendment No. 1 to Registration Statement on Form S-8 (the "Amendment") filed pursuant to the Securities Act of 1933 (the "Act"). The Amendment is being filed to register 38,000 additional shares of Common Stock, $2 par value (the "New Shares"), pursuant to the Hastings Manufacturing Company Stock Option and Restricted Stock Plan of 1997, as amended (the "Plan"). The original Registration Statement relating to the Plan was filed on March 16, 1999 to register 38,000 shares of Common Stock. However, on May 8, 2001, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock authorized by the Plan from 38,000 to 76,000.

                    As counsel for the Company, we are familiar with its Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company's Board of Directors and shareholders to authorize the issuance of the New Shares to be sold pursuant to the Plan. We have also reviewed and assisted in preparing the Amendment. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Securities and Exchange Commission
June 11, 2001

_______________________________

                    On the basis of the foregoing, we are of the opinion that when the Amendment has become effective under the Act, any and all New Shares which are the subject of the Amendment will, when issued upon payment of the purchase price therefore to the Company, be validly issued, fully paid and nonassessable.

                    We hereby consent to the use of this opinion as an exhibit to the Amendment covering the New Shares to be issued pursuant to the Plan.

Very truly yours, WARNER NORCROSS & JUDD LLP By:/s/ Stephen C. Waterbury Stephen C. Waterbury A Partner